Exhibit 99.1

Indoor Harvest Corp Introduces Precision Cannabis Cultivation Platform with Integrated HVAC and Equipment Financing for Clients.

Houston, Texas, January 25, 2016 — Indoor Harvest Corp (OTCQB:INQD), through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor and vertical farming industry. The Company is pleased to announce the release of its high efficiency bio-manufacturing platform for cannabis production and expression as well as HVAC and LED retrofit packages for existing licensed producers. With this new product we are now providing production platforms, mechanical systems and complete custom designed build outs for both greenhouse and building integrated agriculture grows, tailored to the specific needs of virtually any cultivar.

The platform technology was engineered and tested for repeatable consistent production of cannabis cultivars under extreme controlled conditions, providing precision environmental and cultivation controls. The platform uses a medium-less aeroponic technology that our testing has shown to increase plant biomass production while reducing the use of fertilizers and water compared to other more conventional systems. By eliminating substrates such as soil, coco and rockwool from the production area, the platform removes potential containments from the controlled environment. The platform also integrates environmental systems that allow for precision control over temperature, humidity and CO2 through a proprietary design that supplies airflow directly through the plant canopy.

With a fixture based design which scales to meet any specification, production size and budget, the platform was engineered specifically for controlled whole plant expression of Cannabis. Independent testing has shown biomass increases by as much as 150% compared to other more conventional systems, delivering the highest levels of plant expression, with up to an 80% reduction in operating costs over what we now view as traditional, outdated cultivation methods.

John Zimmerman, PE, Director of HVAC at Indoor Harvest stated: "Controlled Environment Agriculture (CEA) will be a solution to many problems that the public faces today and in the future.  Whether you are talking about the food safety issues experienced by reputable companies to the growing need to produce cannabis for medical use, CEA will play an ever-increasing role in solving these problems.  As they exist today, most CEA facilities rely on inadequate HVAC systems, leading to unsustainable energy costs and poor control over the grow environment. We are providing a controlled metric at the leaf and canopy level separate from the ambient air, giving finite control over plant response.”

Indoor Harvest has established a strategic alliance with Noesis to provide equipment and project financing to qualified cannabis producers and researchers. We are now able to provide financing for complete platform build-outs as well as retrofit packages for existing producers looking to reduce their operating costs. We will offer bundled LED lighting solutions from premium brands such as illumitex® and HVAC packages designed to reduce energy use in cases where a complete platform is not required. For more information about our bio-manufacturing platform, LED and HVAC retrofit packages as well as available financing options for qualified producers. please visit: http://www.indoorharvest.com

"We took our time to properly develop and test a platform that has shown proven performance and efficiency. Years of R&D through key industry partnerships have developed an affordable, scalable platform and suite of supporting products. Now through our alliance with Noesis, not only can we provide some of the best engineered systems, we can also now offer financing and leasing options for those systems. Being able to start off a conversation with a potential client by offering financing and leasing options gives us a competitive advantage," further stated Chad Sykes, the founder and CEO of Indoor Harvest.

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, Indoor Harvest is alerting investors and other members of the general public that Indoor Harvest will provide weekly updates on operations and progress through its social media on Facebook, Twitter and Youtube. Investors, potential investors and individuals interested in our company are encouraged to keep informed by following us on Twitter, YouTube or Facebook.
Facebook: http://www.facebook.com/indoorharvest
Twitter: http://www.twitter.com/indoorharvest
Youtube: http://www.youtube.com/indoorharvest

ABOUT INDOOR HARVEST CORP

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.

ABOUT NOESIS

Noesis is the leading financing provider for sellers of commercial building improvements. We are the chosen financing partner for over 200 industry-leading companies who collectively sell billions of dollars of equipment and services annually. We provide specialized financing with online sales tools to help your business grow. Our financing is designed to meet the needs of your customers to help you close more deals. Learn more at https://www.noesis.com

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Indoor Harvest Corp
CEO, Mr. Chad Sykes
713-410-7903
ccsykes@indoorharvest.com